FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
SEE REVERSE FOR CERTAIN DEFINITIONS
Cusip No. 36113B 11 1

THIS CERTIFIES THAT

is the owner of

                         FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK, $0.01 PAR VALUE PER SHARE OF Fusion Telecommunications International, Inc., transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar.

         Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

COUNTERSIGNED AND REGISTERED:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY,
TRANSFER AGENT
AND REGISTRAR:
SECRETARY	PRESIDENT	[Authorized Signature]

© 1987 CORPEX BANKNOTE CO., NEW YORK